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                                                        Exhibit 10.25.5




                       STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is signed on the 6th day of February 1997, to be effective as of January 1, 1997, by and between NRG Energy, Inc., a Delaware corporation ("Buyer"), and NRG Generating (U.S.) Inc., a Delaware corporation ("Shareholder").

                               RECITALS

     WHEREAS, Buyer beneficially owns approximately 41.86% of Shareholder;

     WHEREAS, Shareholder owns beneficially and of record all of the issued and outstanding shares (the "Shares") of Power Operations Inc., a Delaware corporation (the "Company");

     WHEREAS, on October 28, 1996, NRGG Generating (Newark)
Cogeneration Inc., a Delaware corporation ("NRGG Newark"), terminated that certain Operating and Maintenance Agreement (the "SSOI Newark Agreement") dated May 1, 1996, between NRGG Newark and Stewart &
Stevenson Operations, Inc. ("SSOI"), pursuant to and in accordance with
Section XII(1)(e) of the SSOI Newark Agreement;

     WHEREAS, on December 20, 1996, NRGG Generating (Parlin)
Cogeneration Inc., a Delaware corporation ("NRGG Parlin"), terminated that certain Operating and Maintenance Agreement (the "SSOI Parlin Agreement") dated May 1, 1996, between NRGG Parlin and SSOI, pursuant to and in accordance with Section XII(1)(e) of the SSOI Parlin
Agreement;

     WHEREAS, NRGG Newark has entered into that certain Operating and Maintenance Agreement dated November 8, 1996 between NRGG Newark and the Company (the "POI Newark Agreement") pursuant to which the Company agreed to operate and maintain NRGG Newark's electric generation facility;

     WHEREAS, NRGG Parlin has entered into that certain Operating and Maintenance Agreement dated December 31, 1996 between NRGG Parlin and the Company (the "POI Parlin Agreement") pursuant to which the Company agreed to operate and maintain NRGG Parlin's electric generation facility;

     WHEREAS, Shareholder desires to sell the Shares and Buyer desires to purchase the Shares on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in reliance on the representations, warranties and agreements and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:

     1. Purchase and Sale of Shares. Subject to the terms and conditions contained in this Agreement, at the Closing (as herein defined), Shareholder shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Shareholder, the Shares. In consideration for the Shares, Buyer shall (i) pay to Seller $10.00 cash,
(ii) indemnify, defend and hold harmless

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Shareholder, its officers, directors, agents and employees (each of which is herein referred to as a "Shareholder Indemnified Person") as provided in Sections 5, 7 and 8 of this Agreement (the "Purchase Price"), and (iii) pay to Seller such amount as is necessary to clear the Company's books as of the close of business on December 31, 1996, as contemplated in Section 2 hereof.

          The closing of the transactions contemplated by this Agreement (the "Closing"), shall be held simultaneous with the execution of this Agreement (the "Closing Date").

     2. Clearing of Accounts. Shareholder and Buyer agree that Buyer will pay to Shareholder within thirty (30) days after the Closing such amount of funds as is equal to the positive balance of the accounts receivable on the balance sheet of the Company as of the close of business on December 31, 1996. The balance of the accounts receivable on the balance sheet of the Company as of the close of business on December 31, 1996 shall be adjusted after this payment, if and as mutually agreed between the parties, to correct errors existing in the balance as of the time such payment is made, if any.

          Within thirty (30) days of the date of this Agreement, Shareholder shall submit to Buyer an invoice for any and all expenses of the Company that were funded by Shareholder prior to the date of this Agreement and not reimbursed to Shareholder prior to the date of this Agreement. Buyer shall pay the amount of such invoice to Shareholder within thirty (30) days after Buyer's receipt thereof.

          If and to the extent that the Company earns a bonus under the POI Newark Agreement for any period of time that includes the period between November 8, 1996 and December 31, 1996, Buyer shall within thirty (30) days after Buyer's receipt of such bonus pay to Shareholder that portion of the bonus as is attributable to the activity of the Company during the referenced period of time.

     3. Representations and Warranties of Shareholder. Shareholder represents and warrants to Buyer that:

          (a) Shareholder has all requisite power and authority to execute and deliver this Agreement.

          (b) Shareholder has good and marketable title to the shares and owns the shares beneficially and of record, free and clear of any security interests, claims, conditions, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever.

          (c) Following the Closing, Buyer will own all of the shares free and clear of any liens charges, claims, restrictions (other than those resulting from action of Buyer and other than with respect to applicable federal and state securities laws), preemptive rights or other encumbrances.

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          (d)  No consent, approval, authorization or signature of any other party is necessary to transfer ownership
               (beneficial and of record) of the Shares to Buyer.

          (e) This Agreement has been duly authorized by Shareholder and constitutes the legal, valid and binding obligation of Shareholder enforceable against it in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditor's rights or by general equitable principles.

          (f) There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Shareholder.

          (g) Shareholder is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no such action or proceeding is pending against Shareholder which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

          (h) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has full corporate power to carry on its business as it is now and has since its incorporation been conducted, and is entitled to own, lease or operate the properties and assets it now owns, leases or operates.

          (i) The Company is authorized to issue 1000 shares of common stock, $.01 par value ("Common Stock"), 100 shares of Common Stock are issued and outstanding, all of which are owned, of record and beneficially, by Shareholder. All of the shares have been duly authorized and are validly issued, fully paid and nonassessable. There are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from the Company any capital stock of the Company, (ii) any securities convertible into or exchangeable for shares of such stock or (iii) any commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company.

          (j) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms hereof, will (a) violate or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with (i) any agreement, contract, commitment, permit, indenture or other instrument to which the Company is a party or by which the Company or

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               its assets, are bound, or give rise to any right of
               termination, cancellation or acceleration under any such agreement, contract, commitment, permit, indenture or other instrument by any party thereto, (ii) the Articles of Certificate of Incorporation or Bylaws of the Company, or (iii) any law, statute or regulation, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Company; or (b) result in the creation or imposition of any lien, charge, pledge, security interest or encumbrance of any kind on any asset of the Company.


          (k) The Company does not have any liabilities or obligations of any nature or kind whatsoever, whether known or unknown, liquidated or unliquidated, absolute, accrued, contingent or otherwise, and whether due or to because due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) and there is no existing condition, situation or set of circumstances which could be expected to result in such liabilities other than (i) liabilities related to or connected with the SSOI Losses (as such term is defined in Section 5 hereof) (ii) liabilities specifically reflected or reserved against and provided for in the Company's most recent balance sheet (the "Balance Sheet"), and (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, which individually or in the aggregate are not material to the Company.

     4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Shareholder that:

          (a) Buyer is duly organized and existing under the laws of the State of Delaware.

          (b) This Agreement has been duly and validly authorized by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditor's rights or by general equitable principles.

          (c) No consent, approval, authorization or signature of any other party is necessary to transfer ownership
               (beneficial and of record) of the Shares to Buyer.

          (d) There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

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          (e)  Buyer is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no such action or proceeding is pending against Buyer which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

          (f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms hereof, will
               (a) violate or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with (i) any agreement, contract, commitment, permit, indenture or other instrument to which the Buyer is a party or by which the Buyer or its assets, are bound, or give rise to any right of termination, cancellation or acceleration under any such agreement, contract, commitment, permit, indenture or other instrument by any party thereto, (ii) the Articles of Certificate of Incorporation or Bylaws of the Buyer, or
               (iii) any law, statute or regulation, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer; or (b) result in the creation or imposition of any lien, charge, pledge, security interest or encumbrance of any kind on any asset of the Buyer.

          (g) Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to, or for resale in connection with, any distribution of such securities within the meaning of the Minnesota Statutes, as amended, or the Securities Act of 1933, as amended, and that Buyer does not presently intend to resell, assign, or otherwise dispose of all or any part of the securities to be acquired hereunder. Buyer further acknowledges that any certificates representing the Shares subscribed for hereunder will contain a legend indicating that said shares are issued in reliance on the exemption provided by Section 80A.15 of the Minnesota Statutes (1996), as amended, and prohibiting further transfer, sale or conveyance of such securities until such securities may, in the opinion of counsel to the issuer, be so transferred, sold or conveyed without a violation of any state or federal securities law.

     5.   Indemnification for SSOI Losses.

          Shareholder and Buyer agree that they shall allocate responsibility for any and all losses, liabilities, claims, demands, assessments, actions, suits, proceedings, damages, costs and expenses (other than Shareholder's or Buyer's internal costs and/or expenses), including without limitation, reasonable attorneys' fees and disbursements (including costs, expenses and legal fees incurred by the other party, or such party's officers, directors, agents and employees (each of which is herein referred to as an "Indemnified Person") incident to the foregoing or to enforcing said rights of defense and indemnity), arising out of or in connection with Shareholder's termination of (i) the SSOI Newark Agreement (the "SSOI Newark Losses") and (ii) the SSOI

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Parlin Agreement (the "SSOI Parlin Losses"; with SSOI Newark Losses and
SSOI Parlin Losses, being collectively referred to as the "SSOI Losses"), as follows: (1) Shareholder shall cause either itself, NRGG Newark or NRGG Parlin to pay the first $200,000 of SSOI Losses; and (2) Buyer shall pay all SSOI Losses in excess of $200,000. Shareholder and Buyer agree to reimburse each other as required to achieve the above result, provided that Buyer, its officers, directors, agents and employees (each of which is herein referred to as a "Buyer Indemnified Person") shall not be entitled to receive an amount of indemnity pursuant to this Section 5 for the amount of any SSOI Losses as and to the extent such amount, when added to all amounts previously paid or reimbursed to a Buyer Indemnified Person pursuant to this Section 5 would exceed $200,000.

          Each party shall indemnify, defend and hold harmless the other party's Indemnified Persons promptly upon demand at any time and from time to time, against any and all SSOI Losses as provided in this
Section 5.

          If any action, suit or proceeding shall be commenced against or any claim, demand or assessment be asserted against an Indemnified Person in respect of which an Indemnified Person proposes to demand defense and indemnification pursuant to this Section 5, and the total amount sought in all such actions, suits, proceedings, claims, demands and assessments is $200,000 or less, then Shareholder shall be notified to that affect with reasonable promptness and shall have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at Shareholder's expense, employment of counsel satisfactory to the Indemnified Person and in connection therewith, the Indemnified Person shall cooperate fully to make available to Shareholder all pertinent information under its control.

          If any action, suit or proceeding shall be commenced against or any claim, demand or assessment be asserted against an Indemnified Person in respect of which an Indemnified Person proposes to demand defense and indemnification pursuant to this Section 5, the control of which action, suit, proceeding, claim, demand, or assessment is not assigned pursuant to the immediately preceding paragraph, Buyer shall be notified to that affect with reasonable promptness and shall have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at Buyer's expense, employment of counsel satisfactory to the Indemnified Person and in connection therewith, the Indemnified Person shall cooperate fully to make available to Buyer all pertinent information under its control.

     6. Indemnification of Buyer for Losses other than SSOI Losses. Shareholder shall indemnify, defend and hold harmless Buyer Indemnified Persons promptly upon demand at any time and from time to time, against any and all losses, liabilities, claims, demands, assessments, actions, suits, proceedings, damages and expenses, including without limitation, reasonable attorneys' fees and disbursements (including costs, expenses and legal fees incurred by an Indemnified Person incident to the foregoing or to enforcing said rights of defense and indemnity) (individually a "Loss" and collectively "Losses"), other than SSOI losses, arising out of or in connection with any of the following:

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     (a)  Any misrepresentation or breach of any warranty made by
          Shareholder in this Agreement; or

     (b) Any breach or non-fulfillment of any covenant or agreement made by Shareholder in this Agreement.

          If any action, suit or proceeding shall be commenced against or any claim, demand or assessment be asserted against a Buyer Indemnified Person in respect of which a Buyer Indemnified Person proposes to demand defense and indemnification, Shareholder shall be notified to that effect with reasonable promptness and shall have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at Shareholder's expense, employment of counsel satisfactory to the Buyer Indemnified Person and in connection therewith, the Buyer Indemnified Person shall cooperate fully to make available to Shareholder all pertinent information under its control.

     7. Indemnification of Shareholder for Losses other than SSOI Losses. Buyer shall indemnify, defend and hold harmless Shareholder, its officers, directors, agents and employees (each of which is herein referred to as a "Shareholder Indemnified Person") promptly upon demand at any time and from time to time, against any and all losses, liabilities, claims, demands, assessments, actions, suits, proceedings, damages and expenses, including without limitation, reasonable attorneys' fees and disbursements (including costs, expenses and legal fees incurred by an Indemnified Person incident to the foregoing or to enforcing said rights of defense and indemnity) (individually a "Loss" and collectively "Losses"), other than SSOI losses, arising out of or in connection with any of the following:

     (a) Any misrepresentation or breach of any warranty made by Buyer in this Agreement; or

     (b) Any breach or non-fulfillment of any covenant or agreement made by Buyer in this Agreement.

          If any action, suit or proceeding shall be commenced against or any claim, demand or assessment be asserted against a Shareholder Indemnified Person in respect of which a Shareholder Indemnified Person proposes to demand defense and indemnification, Buyer shall be notified to that effect with reasonable promptness and shall have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at Buyer's expense, employment of counsel satisfactory to the Shareholder Indemnified Person and in connection therewith, the Shareholder Indemnified Person shall cooperate fully to make available to Buyer all pertinent information under its control.

     8.   Conflicts.     Notwithstanding Sections 5, 6, and 7 hereof,
Shareholder and Buyer agree that, if an Indemnified Person perceives that there is a potential conflict of interest, between the respective interests or legal positions of the Indemnified Person and the person from whom the Indemnified Person has a right under one of such Sections 5, 6 or 7 to claim indemnity (the "Indemnifying Party"), regarding any action, suit, proceeding, claim, demand or assessment described in Sections 5, 6, or 7 hereof, then the Indemnifying Party shall have no right to assume or retain the control of the defense, compromise or settlement thereof. In such event, upon the

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written request of the Indemnified Person, the Indemnifying Party shall, at the Indemnifying Party's expense, employ separate counsel chosen by the Indemnified Person to represent the Indemnified Person, and the Indemnifying Party shall turn over to such counsel full control of the Indemnified Person's defense. Notwithstanding the previous sentence, the Indemnified Person shall not settle any such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld. Each party agrees that the Indemnifying Party may employ counsel, at the Indemnifying Party's expense, to represent such Indemnifying Party in the event of such conflict.

     9. Effective Date. The parties hereto agree that he effective date of this agreement shall be January 1, 1997.

     10. Survival. All representations, warranties, indemnities, covenants and agreements made by Shareholder or Buyer in this Agreement or in any document or agreement delivered in connection therewith shall survive the Closing, notwithstanding any examination or investigation made by or for any party.

     11. Further Assurances. The parties hereto shall cooperate and take such actions, execute such other documents as either may reasonably request in order to carry out the provisions or purpose of this Agreement.

     12. Notices. All notices or other communications in connection with the Agreement shall be in writing and shall be considered given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

          If to Shareholder:  NRG Generating (U.S.) Inc.
                              1221 Nicollet Mall, Suite 610
                              Minneapolis, Minnesota 55403 -2444
                              Attention: President

          If to the Buyer:    NRG Energy, Inc.
                              1221 Nicollet Mall, Suite 700
                              Minneapolis, Minnesota 55403- 2444
                              Attention:  President

     13. Entire Agreement. This Agreement sets forth the final and entire agreement of the parties with respect to the subject matter and supersedes any and all prior understandings and agreements.

     14. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. This Agreement may not be assigned to any party without the prior written consent of the other party hereto.

     15. Expenses. Each party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement. Each party agrees that there are no other finder's fees or brokerage commissions

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     payable in connection with the transactions contemplated hereby as a result of actions taken by such party.

     16. Severability. If any provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     17. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of law, of the State of Minnesota.

     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed in original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.


                              NRG ENERGY, INC.



                              By: /s/ Ronald J. Will
                                   Name: Ronald J. Will
                                   Title: V.P. Operations & Engineering



                              NRG GENERATING  (U.S.) INC.



                              By: /s/ Leonard Bluhm
                                   Name: Leonard Bluhm
                                   Title: Chairman & CEO